Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and between

CENTERSTATE BANKS, INC.

and

COMMUNITY BANK OF SOUTH FLORIDA, INC.

Dated as of October 5, 2015

(continued)

i

(continued)

(continued)

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.14
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a) (viii)
Average VWAP	8.1 (a)(viii)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Board Confidential Matters	6.2(d)
Book-Entry Shares	1.4(g)
Business Day	9.1
Cancelled Shares	1.4(d)
Cash Election Share	1.4(c)
Cash Share Limitation	1.4(c)
CBKS	Preamble
CBKS Benefit Plans	6.5(e)
CBKS Board Confidential Matters	6.2(d)
CBKS Board Recommendation	6.3
CBKS Bylaws	3.1(b)
CBKS Charter	3.1(b)
CBKS Common Stock	1.4(b)
CBKS Confidential Information	6.7(a)
CBKS Disclosure Schedule	9.11
CBKS Financial Statements	3.6(a)
CBKS Individuals	6.7(a)
CBKS Insurance Policies	3.24
CBKS Material Contract	3.9(a)
CBKS Regulatory Agreement	3.8(b)
CBKS Representatives	6.7(a)
CBKS Shareholder Approval	3.3(a)
CBKS Shareholder Meeting	6.3
CBKS Shareholder Meeting Notice Date	6.3
CBKS Stock Option	1.5(a)
CBKS Stock Plans	1.5(a)
CBKS Termination Fee	8.4(a)
CBKS Trust I	3.1(d)
CBKS Trust II	3.1(e)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.3(c)
CenterState Charter	4.3(c)

CenterState Common Stock	1.4(a)
CenterState Disclosure Schedule	9.11
CenterState Ratio	8.1(a)(viii)
CenterState Regulatory Agreement	4.8(b)
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)
Certificate	1.4(g)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Community Bank	1.8
Confidentiality Agreement	6.2(d)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Declarations of Trust	3.3(b)
Derivative Transaction	3.20(b)
Determination Date	8.1(a)(viii)
Determination Period	8.1(a)
Disclosure Schedule	9.11
Dissenting Shares	1.4(e)
DPC Common Shares	1.4(d)
Effective Time	1.2
Election Deadline	1.4(c)
Election Form	1.4(c)
Environmental Law	3.16(b)
Environmental Survey	6.15(a)
EPCRS	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(a)(viii)
FOFR	3.4
FRB	3.4
GAAP	3.1(c)
FBCA	1.1
Governmental Entity	3.4
Hazardous Substance	3.16(c)
Indemnified Parties	6.6(a)

v

Indentures	3.3(b)
Index Group	8.1(a)(viii)
Index Price	8.1(a)(viii)
Index Ratio	8.1(c)(viii)
Initial Index Price	8.1(a)(viii)
Intellectual Property	3.18(b)
IRS	3.11(a)
Keefe Bruyette	4.13
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Material Defect	6.15(d)
Material Defect Notice	6.15(b)
Material Adverse Effect	3.7(a)
Materially Burdensome Regulatory Condition	6.1(f)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(g)
Nasdaq	3.4
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Per Share Cash Consideration	1.4(c)
Per Share Stock Consideration	1.4(c)
Person	3.2(c)
Potential Cash Payment	1.4(c)
Previously Disclosed	9.11
Property Examination	6.15(a)
Proxy Statement	3.4
Real Property	6.15(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Starting Price	8.1(a)
Statutory Trust Act	3.1(d)
Subsidiary	3.1(c)
SunTrust	3.13
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Taxes	3.22(j)

Tax Opinion	7.1(f)
Tax Returns	3.22(k)
Total Cash Amount	1.4(c)
Trading Day	8.1(viii)
Trust Account Common Shares	1.4(d)
Voting Agreement	Recitals
Voting Debt	3.2(a)
VWAP	8.1(viii)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 5th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Community Bank of South Florida, Inc. a Florida corporation (“CBKS” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which CBKS will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of CBKS have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the CBKS Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

Article I

THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, CBKS shall merge with and into CenterState.  CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida.  As of the Effective Time, the separate corporate existence of CBKS shall cease.

1.2 Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”).  The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock.  By virtue of the Merger and without any action on the part of CBKS, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), and 8.1(viii) each share of the common stock, par value $0.50 per share, of CBKS (the “CBKS Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.9148 shares of CenterState Common Stock (the “Per Share Stock Consideration”).

(c) Cash Election Shares.

Holders of CBKS Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving CenterState Common Stock in the Merger, in accordance with the election procedures set forth below.  Holders who elect to receive cash in lieu of exchanging their shares of CBKS Common Stock for CenterState Common Stock as specified below shall receive $13.31, without interest thereon (the “Per Share Cash Consideration”) for each share of CBKS Common Stock that is so converted (each, a “Cash Election Share”).  Notwithstanding the preceding sentence or anything in this Agreement to the contrary, the aggregate number of Cash Election Shares shall be equal to, as nearly as practicable, but in no event shall exceed 2,488,261 (the “Cash Share Limitation”), and the aggregate Per Share Cash Consideration shall be equal to, as nearly as practicable, but in no event shall exceed $33,118,748 (the “Total Cash Amount”).  At the Effective Time, each Cash Election Share shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Per Share Cash Consideration.

The Exchange Agent shall mail an election form in such form as CenterState and CBKS shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement, to each holder of record of CBKS Common Stock.  Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of CBKS Common Stock to elect to receive cash with respect to all or a portion of such holder’s CBKS Common Stock, subject to the Cash Share Limitation in Section 1.4(c) above.

Any shares of CBKS Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form before such date and time prior to the Effective Time as CenterState and CBKS may mutually agree (the “Election Deadline”), and any shares of CBKS Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall, subject to the proration procedure in subsection (v) below, be converted into CenterState Common Stock at the Effective Time as set forth in, and subject to, Section 1.4(b) of this Agreement (all such shares described in this subsection (iii) being referred to as “Stock Election Shares”).

Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline.  In the event that an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of CBKS Common Stock represented by such Election Form shall become Stock Election Shares.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither CenterState nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of CBKS Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A) Cash Elections More Than the Total Cash Amount.  If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payment”) is greater than the Total Cash Amount, then:

(1) the number of Cash Election Shares designated by each holder of CBKS Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Share Limitation, and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to subsection (A)(1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4(c);

(3) each share of CBKS Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (A)(1) above shall automatically be deemed to be a Stock Election Share; and

(4) each Stock Election Share, including those so designated pursuant to subsection (A)(3) above, shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).

(B) Cash Elections Less Than the Total Cash Amount.  If the Potential Cash Payment is less than the Total Cash Amount, then:

(1) the Exchange Agent shall select first from among the Stock Election Shares that obtained such status because the holders thereof did not submit an effective, properly completed Election Form by the Election Deadline, by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and each share of CBKS Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (1) shall automatically be deemed to be a Cash Election Share.  The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes as shall be mutually determined by CenterState and CBKS before the Effective Time;

(2) each Cash Election Share, including those so designated pursuant to subsection (B)(1) above, shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4(c); and

(3) each Stock Election Share remaining after the adjustment process pursuant to subsection (B)(1) above shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).

(C) Cash Elections Equal to the Total Cash Amount.  If the Potential Cash Payment is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subsections (A) and (B) above shall not apply and:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4(c); and

(2) each Stock Election Share shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).

(d) All shares of CBKS Common Stock that are owned by CBKS or CenterState (other than (i) shares of CBKS Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of CBKS Common Stock held, directly or indirectly, by CBKS or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(e) Notwithstanding anything in this Agreement to the contrary, shares of CBKS Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of CBKS Common Stock under such provisions of the FBCA.  If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of CBKS Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon.  CBKS shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of CBKS Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by CBKS relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA.  CBKS shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of CBKS Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(f) If the number of shares of CenterState Common Stock or CBKS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(g) “Merger Consideration” shall mean the Per Share Stock Consideration and the Per Share Cash Consideration.  All of the Exchangeable Shares of CBKS Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CBKS Common Stock (each, a “Certificate”) and non-certificated share of CBKS Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of CBKS Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4.

1.5 Stock Options.  CBKS shall cause each valid option to purchase shares of CBKS Common Stock (each, a “CBKS Stock Option”), outstanding and unexercised immediately prior to the Effective Time to be terminated and to have the holders of such CBKS Stock Options deliver an agreement of such holders to such cancellation and termination of the CBKS Stock Options prior to the Effective Time.

1.6 Incorporation Documents and Bylaws of the Surviving Company.  At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law.  The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers.  The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger.  Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Community Bank of Florida, Inc. (“Community Bank”), a Florida state-chartered bank and wholly owned first-tier subsidiary of CBKS, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”).  The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall cause the Boards of Directors of Community Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Each of CenterState and CBKS also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and Community Bank, respectively.  The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal.  As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Community Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

Article II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent.  Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of CBKS Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of CBKS Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of CBKS Common Stock represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II.  Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration.  In lieu thereof, each holder of one of more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Exchange Agent shall as soon as practicable following the Effective Time pay to the holder, the Merger Consideration for each Book-Entry Share and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this

Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or payment of the Merger Consideration in respect of Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate representing CBKS Common Stock that is not registered in the stock transfer records of CBKS, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CBKS Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of CBKS Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of CBKS Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of CBKS of the shares of CBKS Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of CBKS Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued to the holder of Book-Entry Shares or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState.  In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of CBKS who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Stock Price by (ii) the fraction of a share (after taking into account all shares of CBKS Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF CBKS

Except as Previously Disclosed, CBKS hereby represents and warrants to CenterState as follows:

3.1 Organization, Standing and Power.

(a) Each of CBKS and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CBKS.

(b) CBKS has previously made available to CenterState true and complete copies of CBKS’s articles of incorporation (the “CBKS Charter”) and bylaws (the “CBKS Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.  Neither CBKS nor any of its Subsidiaries is in violation of any provision of the CBKS Charter or CBKS Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of CBKS consists of 10,000,000 shares of CBKS Common Stock, of which 4,976,521 shares are issued and outstanding as of the date hereof (which includes no restricted shares issued and outstanding under the CBKS Restricted Stock Plan).  As of the date hereof, CBKS held no shares of CBKS Common Stock in its treasury.  As of the date hereof, there are 500,000 shares of CBKS Common Stock reserved for issuance for the 173,000 outstanding CBKS Stock Options, which are the only CBKS Stock Options that are outstanding.  As of the date hereof, there are no restricted shares of CBKS Common Stock outstanding, including any pursuant to CBKS’s Restricted Stock Plan.  All of the issued and outstanding shares of CBKS Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of CBKS may vote (“Voting Debt”) are issued or outstanding.  As of the date hereof, except as set forth in Section 3.2(b), CBKS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of CBKS Common Stock, Voting Debt or any other equity securities of CBKS or any securities representing the right to purchase or otherwise receive any shares of CBKS Common Stock, Voting Debt or other equity securities of CBKS.  There are no contractual obligations of CBKS or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of CBKS or any equity security of CBKS or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of CBKS or its Subsidiaries or (ii) pursuant to which CBKS or any of its Subsidiaries is or could be required to register shares of CBKS capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 173,000 CBKS Stock Options, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof.  The name of each holder of a CBKS Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, is set forth on Section 3.2(b) of the CBKS Disclosure Schedule.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CBKS (and which, for purposes of this Agreement, shall include Community Bank), are owned by CBKS, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  No Significant Subsidiary of CBKS has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Except as Previously Disclosed and for the ownership of CBKS Subsidiaries, readily marketable securities, securities held-to-maturity in Community Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), neither CBKS nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) CBKS does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) CBKS has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the CBKS Shareholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CBKS.  As of the date of this Agreement, the Board of Directors of CBKS has determined that this Agreement is advisable and in the best interests of CBKS and its shareholders and has directed that this Agreement be submitted to CBKS’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of CBKS Common Stock at a meeting called therefor (the “CBKS Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action.  This Agreement has been duly and validly executed and delivered by CBKS and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligation of CBKS, enforceable against CBKS in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by CBKS or the Bank Merger Agreement by Community Bank nor the consummation by CBKS of the transactions contemplated in this Agreement or by Community Bank of the transactions contemplated in the Bank Merger Agreement, nor compliance by CBKS or Community Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the CBKS Shareholder Approval is duly obtained or given, violate any provision of the CBKS Charter or CBKS Bylaws or the organizational documents of Community Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CBKS, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on CBKS or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBKS or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CBKS or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), states securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and future exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”), the Florida Office of Financial Regulation (“FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState Common Stock to be issued in the Merger pursuant to Section 1.4, in which a proxy statement relating to the meeting of shareholders of CBKS to held in connection with this Agreement  (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, and (v) such filings and approvals as are required to be made or obtained under the Securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CBKS or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CBKS of this Agreement.

3.5 Reports.

(a) CBKS and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.  There is no unresolved violation or exception of which CBKS has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither CBKS nor any of its Subsidiaries has filed or furnished to the SEC any registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D.  No information provided by CBKS to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of CBKS and its Subsidiaries as of December 31, 2014, 2013 and 2012 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of CBKS and its Subsidiaries for each of the three (3) years ended December 31, 2014, 2013 and 2012, and the unaudited interim consolidated financial statements of CBKS and its Subsidiaries as of June 30, 2015 and for the period then ended (collectively, the “CBKS Financial Statements”) have been previously made available to CenterState or its representatives.  The CBKS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of CBKS and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and other than the allowance for loan losses for which, to CBKS’s Knowledge, was adequate, as of the dates thereof, under GAAP.  As of the date of this Agreement, the financial and accounting books and records of CBKS and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Community Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between CBKS or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the CBKS Financial Statements.

(d) The records, systems, controls, data and information of CBKS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBKS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CBKS’s (or any CBKS Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2011, (i) neither CBKS nor, to the Knowledge of CBKS, any director, officer, employee, auditor, accountant or representative of CBKS or Community Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CBKS or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CBKS or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CBKS or any of its Subsidiaries, or other Person, whether or not employed by CBKS or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CBKS or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CBKS or any of its Subsidiaries or any committee thereof or to any director or officer of CBKS or any of its Subsidiaries.  For purposes of this Agreement, Knowledge of the CBKS shall mean the actual knowledge of the individuals listed in Section 3.6 of the CBKS Disclosure Schedule, after reasonable inquiry.

3.7 Absence of Changes.

(a) Since June 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBKS.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or CBKS, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the public disclosure of this Agreement or the transactions contemplated hereby, or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since June 30, 2015, (i) CBKS and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither CBKS nor any of its

Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of CBKS Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock.  Since December 31, 2014, neither CBKS nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law.  Except as set forth on Disclosure Schedule 3.8:

(a) CBKS and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.  CBKS is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action.  CBKS and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Knowledge of CBKS, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.  CBKS is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  The deposit accounts of Community Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CBKS, threatened.

(b) Except as otherwise disclosed in this paragraph, since December 31, 2011, neither CBKS nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring CBKS or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “CBKS Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither CBKS nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.  Neither CBKS nor any of its Subsidiaries is party to or subject to any CBKS Regulatory Agreement.

(c) Neither CBKS nor any of its Subsidiaries (nor, to the Knowledge of CBKS, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except with respect to certain CBKS Benefit Plans described in Section 3.11, neither CBKS nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “CBKS Material Contract”):  (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, CBKS or any of its Subsidiaries may conduct its business, (B) obligates CBKS or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of CBKS or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by CBKS or a CBKS Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither CBKS nor any of its Subsidiaries, nor, to the Knowledge of CBKS, any counterparty or counterparties, is in breach of any CBKS Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws.  The Board of Directors of CBKS has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 CBKS Benefit Plans.

(a) With respect to each CBKS Benefit Plan, CBKS has provided to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable:  (i) the CBKS Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such CBKS Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by CBKS and its Subsidiaries to any current or former employee or director of CBKS or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a CBKS Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each CBKS Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each CBKS Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each CBKS Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of CBKS, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any CBKS Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no CBKS Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any CBKS Benefit Plan subject to that section, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by CBKS or any of its Subsidiaries with respect to any CBKS Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any CBKS Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by CBKS or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist with respect to any CBKS Benefit Plan that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of CBKS or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by CBKS that any CBKS Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to CBKS or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any CBKS Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) CBKS and its Subsidiaries have not incurred any current or projected liability under any CBKS Benefit Plan (or any other plan or arrangement to which CBKS or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of CBKS or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the CBKS Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no CBKS Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any CBKS Benefit Plan or pursuant to ERISA and the Code have been timely made, except as reflected in the annual reports filed with respect to CBKS Benefit Plan and, to the extent required, all obligations in respect of each CBKS Benefit Plan have been properly accrued and reflect in the CBKS Financial Statements.  As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.  of ERISA and Section 4980B of the Code.

(c) With respect to each of the CBKS Benefit Plans, if any, that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such CBKS Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such CBKS Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither CBKS nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA).  As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with CBKS under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any CBKS Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of CBKS, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any CBKS Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of CBKS, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any CBKS Benefit Plan or any other person with respect to such person’s service as a fiduciary thereof (other than rules of general applicability).  With respect to each CBKS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no CBKS Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any CBKS Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).  None of the assets of CBKS, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Except as described in Section 3.11(f) of the CBKS Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of CBKS or any of its Subsidiaries from CBKS or any of its Subsidiaries under any CBKS Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any CBKS Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of CBKS or any of its Subsidiaries to (A) amend, merge or terminate any CBKS Benefit Plan or related trust or (B) receive a reversion of assets from any CBKS Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of CBKS or any of its Subsidiaries, or (vii) any payments under any of the CBKS Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code.  Except as otherwise provided in this Agreement, neither CBKS nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any CBKS Benefit Plan or resulted, or will result, in any limitation on the right of CBKS or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CBKS Benefit Plan or related trust.

(g) Except as described in Section 3.11(g) of the CBKS Disclosure Schedule, each CBKS Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2011, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder.

3.12 Approvals.  As of the date of this Agreement, CBKS knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 CBKS Information.  None of the information supplied or to be supplied by CBKS for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement  or any such amendment or supplement thereto is first mailed to CBKS’s shareholders or at the time CBKS’s shareholders vote on the matters constituting the CBKS Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by CBKS in this Section 3.13 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by CBKS or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CBKS shall promptly so inform CenterState.

3.14 Litigation.  There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of CBKS, threatened against or affecting CBKS or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CBKS, former) officer, director or employee of CBKS or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CBKS and its Subsidiaries.  Neither CBKS nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.15 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of CBKS or any of its Subsidiaries.  There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of CBKS, threat thereof, by or with respect to any employees of CBKS or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2011.  To the Knowledge of CBKS, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CBKS or any of its Subsidiaries.  CBKS and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation.  No Action asserting that CBKS or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel CBKS or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of CBKS, threatened with respect to CBKS or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither CBKS nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  None of CBKS, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to CBKS or any of its Subsidiaries and, to the Knowledge of CBKS, no such investigation is in progress.

3.16 Environmental Matters.

(a) (i) Neither CBKS’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by CBKS or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2011, neither CBKS nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that CBKS or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by CBKS or any of its Subsidiaries or as a result of any operations or activities of CBKS or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to CBKS or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to CBKS or any of its Subsidiaries under any Environmental Law; and (v) neither CBKS or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of CBKS, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.17 Loan Matters.  Except as set forth on Disclosure Schedule 3.17:

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of CBKS or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by CBKS or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being reasonably maintained, in accordance with the relevant notes or other credit or security documents, CBKS’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.

(c) None of the agreements pursuant to which CBKS or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan held by CBKS or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), each to the Knowledge of CBKS.

(e) With respect to the loans held by CBKS or any of its Subsidiaries, CBKS has provided or made available to CenterState a list as of June 30, 2015 of the following:  (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve

(12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CBKS, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the knowledge of CBKS, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claims; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.18 Intellectual Property.

(a) CBKS and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted.  Neither CBKS nor any of its Subsidiaries is the licensor of Intellectual Property to any third party.  None of the Intellectual Property used by CBKS or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person.  As of the date hereof, there is no Action pending or, to the Knowledge of CBKS, threatened, which challenges the rights of CBKS or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.19 Transactions with Affiliates.  Except as set forth on Disclosure Schedule 3.19, there are no agreements, contracts, plans, arrangements or other transactions between CBKS or any of its Subsidiaries, on the one hand, and any (i) officer or director of CBKS or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CBKS, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CBKS, on the other hand, except those of a type available to non-affiliates of CBKS generally and compensation or benefit arrangements with officers and directors.

3.20 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for CBKS’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time.  Each Derivative Transaction constitutes the valid and legally binding obligation of CBKS or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect.  Neither CBKS nor its Subsidiaries, nor, to the Knowledge of CBKS, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.21 Trust Business.  Neither CBKS nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.22 Taxes.

(a) All Tax Returns required to have been filed by or with respect to CBKS or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects.  All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by CBKS or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the CBKS Financial Statements or will be established in financial statements of CBKS to be provided to CenterState after the date hereof pursuant to this Agreement.  No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against CBKS or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Liens for Taxes on the assets of CBKS or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent).  There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which CBKS or any of its Subsidiaries may be subject.  All Taxes not yet due and payable by CBKS or its Subsidiaries have been properly accrued on the financial books and records of CBKS and its Subsidiaries in accordance with GAAP.  None of CBKS or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among CBKS and its Subsidiaries).

(b) CBKS and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.  CBKS and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of CBKS, threatened against or with respect to CBKS or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither CBKS nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CBKS or any of its Subsidiaries.

(f) Neither CBKS nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of CBKS or any CBKS Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h) Neither CBKS nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is CBKS or a CBKS Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than CBKS and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither CBKS nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.23 Community Reinvestment Act Compliance.  Community Bank is in material compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and CBKS has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.24 Insurance.  CBKS and each of its Subsidiaries are presently insured, with what CBKS believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to CBKS and its Subsidiaries).  All of the policies, bonds and other arrangements providing for the foregoing (the “CBKS Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by CBKS or any of its Subsidiaries under any of the CBKS Insurance Policies or, to the Knowledge of CBKS, by any other party to the CBKS Insurance Policies.  Neither CBKS nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any CBKS Insurance Policy nor, to the Knowledge of CBKS, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by CBKS or any of its Subsidiaries pending under any of such CBKS Insurance Policies as to which coverage has been denied or disputed by the underwriters of such CBKS Insurance Policies or in respect of which such underwriters have reserved their rights.

3.25 Title.  CBKS and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the CBKS Financial Statements, statutory Liens for amounts not yet due and payable and such other Liens as are not material.  Any real property and facilities held under lease by CBKS or its Subsidiaries are valid, subsisting and enforceable leases.

3.26 Investment Portfolio.  Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the CBKS Financial Statements and none of the investment securities since acquired by CBKS or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of CBKS or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.27 Books and Records.  The corporate record books of CBKS and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of CBKS and its Subsidiaries.

3.28 Indemnification.  To the Knowledge of CBKS, no action or failure to take action by any present or former director, officer, employee or agent of CBKS or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from CBKS or any of its Subsidiaries.

3.29 Broker’s Fees.  Neither CBKS nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to SunTrust pursuant to a letter agreement between SunTrust and CBKS, the terms of which have been previously delivered to CenterState and a letter agreement between the Bank Advisory Group, L.L.C. and CBKS, the terms of which have been previously delivered to CenterState.

3.30 No Other Representations.  CBKS acknowledges that CenterState makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to CBKS or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article IV are made solely by CenterState, and no representative of CenterState shall have any responsibility or liability related thereto. CBKS acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf CenterState or any of its Subsidiaries, other than the representations and warranties expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

3.31 Representations Not Misleading.  No representation or warranty by CBKS in this Agreement contains any untrue statement of a material fact.

Article IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed, or (ii) disclosed in any CenterState SEC Reports or other publicly available document file with or furnished by CenterState to the SEC in each case after December 31, 2014 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to CBKS as follows:

4.1 Organization, Standing and Power.  Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 45,468,894 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding.  All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt of CenterState is issued and outstanding.  As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury.  As of the date of this Agreement, except for 771,748 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState.  The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState.  This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by CBKS) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of CenterState’s articles of incorporation (the “CenterState Charter”) or the CenterState bylaws (the “CenterState Bylaws”) or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2011 and prior to the date of this Agreement (the “CenterState SEC Reports”) is publicly available.  No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of respective the dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls.

(c) Since December 31, 2011, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries.  For purposes of this Agreement, Knowledge of CenterState shall mean the actual knowledge of the individuals listed in Section 4.6(c) of the CenterState Disclosure Schedule, after reasonable inquiry.

4.7 Absence of Changes.

(a) Since June 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since June 30, 2015, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).

4.8 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees.  CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.  The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Neither CenterState nor any of its Subsidiaries is subject to any cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.9 Approvals.  As of the date of this Agreement, CenterState knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.10 CenterState Information.  None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to CBKS’s shareholders or at the time CBKS’s shareholders vote on the matters constituting the CBKS Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by CBKS or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform CBKS.

4.11 Litigation.  Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).

4.12 Taxes.

(a) All Tax Returns required to have been filed by or with respect to CenterState or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects.  All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by CenterState or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of CenterState as of June 30, 2015 provided to state and federal bank regulatory authorities.  No material deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against CenterState or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Liens for Taxes on the assets of CenterState or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent).  There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which CenterState or any of its Subsidiaries may be subject.  All material Taxes not yet due and payable by CenterState or its Subsidiaries have been properly accrued on the financial books and records of CenterState and its Subsidiaries in accordance with GAAP.  None of CenterState or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among CenterState and its Subsidiaries).

(b) CenterState and its Subsidiaries have materially complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws.  CenterState and each of its Subsidiaries have materially complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of CenterState, threatened against or with respect to CenterState or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither CenterState nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CenterState or any of its Subsidiaries.

(f) Neither CenterState nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Neither CenterState nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is CenterState or a subsidiary of CenterState) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than CenterState and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13 Broker’s Fees.  Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”).

4.14 No Financing.  CenterState has, and at the Closing will have, access to sufficient funds available to make all payments required to consummate the transactions contemplated by this Agreement.

4.15 No Other Representations.  CenterState acknowledges that CBKS makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to CenterState or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article III are made solely by CBKS, and no representative of CBKS shall have any responsibility or liability related thereto. CenterState acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf CBKS or any of its Subsidiaries, other than the representations and warranties expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

4.16 Representations Not Misleading.  No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of CBKS Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CBKS shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CBKS or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 CBKS Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, CBKS shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock.  Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to CBKS Stock Options outstanding on the date hereof.

(b) Other Securities.  Issue or repurchase any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to CBKS or to another wholly owned Subsidiary of CBKS); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.

(d) Compensation; Employment, Etc.  (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director or officer of CBKS or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) payment of bonuses consistent with past practice as set forth in Section 5.2(d) of the CBKS Disclosure Schedule, (D) payment of prorated bonuses for the year in which the Effective Time occurs as set forth in Section 5.2(d) of the CBKS Disclosure Schedule, (E) prorated contributions to CBKS’s 401(k) plan and (F) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e) Benefit Plans.  Except with respect to transactions Previously Disclosed to CenterState, and with respect to the acceleration of vesting under other CBKS Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any CBKS Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions.  Sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses.  Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights.  Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents.  Amend its organizational documents (or similar governing documents).

(k) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts.  Except with respect to transactions Previously Disclosed to CenterState, and except to the extent permitted by Section 5.2(g), enter into or terminate any CBKS Material Contract or amend or modify in any material respect or renew any existing CBKS Material Contract.

(m) Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $100,000 (exclusive of any amounts paid directly or reimbursed to CBKS or any of its Subsidiaries under any insurance policy maintained by CBKS or any of its Subsidiaries), settle any claim, action or proceeding against it.  Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to CBKS and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities.  In the case of Community Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o) Investments.  (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(p) Capital Expenditures.  Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending.  (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $125,000 or any individual secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual.  Notwithstanding the foregoing, CBKS may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) originate any individual loan or extension of credit up to $1,500,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity greater than five (5) years, grant payment deferrals beyond six (6) months and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $200,000 in amount where no additional credit is extended.

(r) Risk Management.  Except as required by applicable law or regulation or guidance at the direction of a Governmental Entity in any material respect, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one (1) year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business.  Develop, market or implement any new line of business.

(u) Tax Matters.  Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations.  Take any action that is likely to materially impair CBKS’s ability to perform any of its obligations under this Agreement or Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Organization.  Take any action or knowingly failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(x) Commitments.  Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CBKS, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to (a) use commercially reasonable best efforts to maintain and preserve intact its business organization, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CBKS or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances.  Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of CBKS during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents.  Amend the CenterState Certificate or CenterState Bylaws in a manner that would adversely affect CBKS.

(b) Performance of Obligations.  Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or the satisfaction of the conditions set forth in Article VII or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(c) Reorganization.  Take any action or knowingly take fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” with the mean of Section 368(a) of the Code, or enter into any agreement to, or announce plans to, engage in any acquisition or other transaction that would materially delay or reduce the prospects of receiving regulatory approval to consummate the transactions contemplated by  this Agreement.

(d) Commitments.  Agree or commit to do the foregoing.

(e) Dispositions.  Sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(f) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(g) Risk Management.  Except as required by applicable law or regulation or guidance at the direction of a Governmental Entity in any material respect, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(h) Performance of Obligations.  Take any action that is likely to materially impair CenterState’s ability to perform any of its obligations under this Agreement or CenterState Bank of Florida, N.A.’s ability to perform any of its obligations under the Bank Merger Agreement.

Article VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than seventy-five (75) days) following the date of this Agreement), CenterState, with the assistance and cooperation of CBKS, shall promptly prepare and file with the SEC the Form S-4 together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger.  Each of CenterState and CBKS shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters.  Each of CBKS and CenterState shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.  Upon the Form S-4 being declared effective, CBKS shall thereafter mail or deliver the Proxy Statement to its shareholders.  CenterState shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CBKS shall furnish all information concerning CBKS and the holders of CBKS Common Stock as may be reasonably requested in connection with any such action.  If at any time prior to the Effective Time any event occurs or information relating to CBKS or CenterState, or any of their respective affiliates, directors or officers, should be discovered by CBKS or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to CBKS’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), CBKS and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings.  CenterState and CBKS shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information.  No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of CBKS and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and CBKS shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of CBKS (in the case of CenterState) or CenterState (in the case of CBKS) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to file any required applications, notices or other filings with the FRB, the OCC, the FDIC and applicable state banking agencies no later than November 15, 2015.  CBKS and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to CBKS or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and CBKS shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, CBKS or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and CBKS shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Current Information.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, CBKS shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of CenterState, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, CBKS shall, and shall cause its Subsidiaries to, make available to CenterState all other information concerning its business, properties and personnel as the CenterState may reasonably request.  Neither CBKS nor any of its Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of CBKS or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to CBKS’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement.  The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) CBKS shall permit, and shall cause its Subsidiaries to permit, CenterState or an environmental consulting firm selected by CenterState, and at the sole expense of CenterState, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by CBKS or any of its Subsidiaries.  CenterState shall indemnify CBKS and its Subsidiaries for all costs and expenses associated with returning the property of CBKS to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, CBKS shall, upon the request of CenterState, cause one or more of its designated officers to confer not less frequently than monthly with officers of CenterState regarding the financial condition, operations and business of CBKS and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement.  As soon as reasonably available, but in no event more than five (5) Business Days after filing, CBKS will deliver to CenterState all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC.  CBKS will also deliver to CenterState as soon as practicable all quarterly and annual financial statements of CBKS and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2014.  As soon as practicable after the end of each month, CBKS will deliver to CenterState in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of CBKS and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six (6) month period.

(d) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of August 21, 2015 (the “Confidentiality Agreement”).

(e) No investigation by CenterState or its representatives shall affect the representations and warranties of CBKS set forth in this Agreement.  Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.

6.3 Shareholder Meeting.  CBKS shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the CBKS Charter and the CBKS Bylaws necessary to (A) call and give notice of a special meeting of CBKS’s shareholders (the “CBKS Shareholder Meeting”) for the purpose of seeking the CBKS Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “CBKS Shareholder Meeting Notice Date”) and (B) schedule the CBKS Shareholder Meeting to take place on a date that is within thirty (30) days after the CBKS Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the CBKS Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the CBKS Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement  the recommendation that the shareholders of CBKS approve this Agreement (the “CBKS Board Recommendation”).  Notwithstanding anything to the contrary contained in this Agreement, CBKS shall not be required to hold the CBKS Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the CBKS Shareholder Meeting.

6.4 Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.  Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of CBKS and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available (on a uniform and non-discriminatory basis, if required by law) to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries.  CenterState shall give the Covered Employees full credit for their prior service with CBKS and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the CBKS Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductibles, copayments, and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, CBKS shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more CBKS Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any CBKS Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any CBKS Benefit Plan for such period as may be requested by CenterState, (iv) facilitate the merger of any CBKS Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary, or (v) work with CenterState to transfer any qualified beneficiaries receiving COBRA coverage to a group health plan of CenterState.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.  If CenterState requires CBKS to terminate a medical plan having a flexible spending arrangement (“FSA”) under Code Section 125, then CBKS may continue its FSA through the Effective Date.  If at the Effective Date CenterState maintains a flexible spending arrangement for its employees, CenterState shall use its commercially reasonable best efforts to preserve the right of Covered Employees to utilize their unspent FSA contributions subsequent to the Effective Date to the same extent that the FSA permitted such elections to continue prior to the Effective Date.

(d) Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, CBKS and its Subsidiaries) to amend or terminate any CBKS Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, CBKS and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.4(d), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “CBKS Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of CBKS or any of its Subsidiaries entered into, maintained or contributed to by CBKS or any of its Subsidiaries or to which CBKS or any of its Subsidiaries is obligated to contribute, or with respect to which CBKS or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of CBKS or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with CBKS or Community Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary.  Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) Prior to the Effective Time, all accrued and unused sick time for all employees of CBKS and its Subsidiaries shall terminate (without any payment therefor by CBKS and its Subsidiaries) and not carried over to or assumed by, CenterState or its Subsidiaries, in exchange for the payment by CBKS to such CBKS employees of amounts set forth on Section 6.5(g) of the CBKS Disclosure Schedule.

(h) At the Effective Time, CenterState shall set aside an amount of funds no less than $1,173,000 to be paid to the individuals set forth on CenterState Disclosure Schedule 6.5(h), which would be paid in accordance with and subject to the terms set forth on such CBKS Disclosure Schedule 6.5(h).

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, CenterState shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, all past and present directors, officers and employees of CBKS and its Subsidiaries and all such directors, officer and employees of CBKS and its Subsidiaries serving as fiduciaries under any of the respective benefit plans of CBKS or its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Indemnified Person”) against any costs, expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer, employee or fiduciary of CBKS and its subsidiaries or any such benefit plan or is or was serving at the request of CBKS and its Subsidiaries as a director, officer, manager, employee, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time (including with respect to the consummation of the transactions contemplated by this Agreement), and provide advancement of expenses to the Indemnified Parties (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnified Party is not entitled to be indemnified pursuant to this Section 6.6).  CenterState shall not take any action to limit or terminate the D&O Insurance described in Section 6.6(d).

(b) In addition to the obligations set forth in Section 6.6(a), from and after the Closing, CenterState shall, and shall cause CenterState Bank, N.A. to, honor, assume and maintain in effect, to the fullest extent permitted by applicable law, all rights to indemnification, advancement of expenses and exculpation of each Indemnified Person as provided in the respective articles of incorporation, bylaws or comparable governing documents of CBKS and its Subsidiaries, as applicable, as in effect on the date of this Agreement.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence.  In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; provided, that CenterState shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld) and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d) For a period of six (6) years from and after the Effective Time, CenterState will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of CBKS or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by CBKS or its Subsidiaries; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(d), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of CBKS or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may require CBKS to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing.  Whether or not CenterState or CBKS shall procure such coverage, in no event shall CBKS expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by CBKS for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”).  If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then CBKS or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(e) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) CBKS agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “CBKS Individuals”) not to, and will use its commercially reasonable best efforts to cause CBKS and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “CBKS Representatives”) not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“CBKS Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal.  CBKS will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal; provided, however, that this Section 6.7 shall not prohibit CBKS or any of its respective representatives from informing any Person of the restrictions contained in this Section (including by providing a copy hereof to such Person) or from contacting any Person who has made an Acquisition Proposal for the purpose of requesting clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal.  It is understood that any breach of the provisions of this Section 6.7 by any CBKS Representative shall constitute a breach by CBKS.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the CBKS Shareholder Approval, in the event CBKS receives an unsolicited Acquisition Proposal and the Board of Directors of CBKS determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, CBKS may, and may permit its Subsidiaries and the CBKS Individuals and the CBKS Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to CBKS than the Confidentiality Agreement, (ii) furnish or cause to be furnished CBKS Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of CBKS determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of CBKS shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the CBKS Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the CBKS Board Recommendation (any such action, a “Change in Recommendation”).  Notwithstanding the foregoing, if the CBKS Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of CBKS under applicable Laws, the CBKS Board may at any time prior to the CBKS Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of CBKS may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) CBKS shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of CBKS determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) CBKS has given CenterState at least five (5) Business Days’ prior written notice (the “Notice Period”) of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, CBKS has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during the Notice Period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.  In the event of any material change to the terms of such Superior Proposal, CBKS shall, in each case, be required to deliver to CenterState a new written notice, the Notice Period shall extend for two (2) Business Days subsequent to the time CBKS provides the new written notice, and CBKS shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.  After the close of business on the last day of the Notice Period, the CBKS Board may determine in good faith, after consulting with its legal advisors, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments proposed in writing by CenterState during the Notice Period to the terms and conditions of this Agreement.

(d) CBKS will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState reasonably informed of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section or elsewhere in this Agreement shall prohibit CBKS, its board of directors or any committee thereof from complying with its respective disclosure obligations under applicable Law.

(f) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving CBKS or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent

(20%) of the fair market value of the business, assets or deposits of, CBKS or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of CBKS concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that SunTrust is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Correction of Information.  Each of CBKS and CenterState shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.9 System Integration.  From and after the date hereof, CBKS shall cause Community Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Community Bank’s data processing consultants and software providers to, cooperate and assist Community Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of Community Bank to the CenterState system following the Effective Time, including the training of Community Bank employees without undue disruption to Community Bank’s business, during normal business hours and at the expense of CenterState (not to include Community Bank’s standard employee payroll).  For the avoidance of doubt, nothing set forth in this Section 6.9 shall require Community Bank to prioritize system integration over their duties and responsibilities for CenterState.

6.10 Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, CBKS shall cause the Chief Executive Officer of Community Bank to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger.

6.11 Non-Competition and Non-Disclosure Agreement.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, CBKS has caused each non-

employee director of CBKS and Community Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.12 Claims Letters.  Concurrently with the execution and delivery of this Agreement and effective upon the Closing, CBKS has caused each director of CBKS and Community Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

6.13 Failure to Fulfill Conditions.  In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.14 Nasdaq Listing.  CenterState shall use its commercially reasonable best efforts to cause the shares of CenterState Common Stock to be issued to the holders of CBKS Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.15 Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.  Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.16 Exemption from Liability Under Section 16(b).  CBKS and CenterState agree that, in order to most effectively compensate and retain CBKS Insiders (defined below), both prior to and after the Effective Time, it is desirable that CBKS Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of CBKS Common Stock into shares of CenterState Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.16.  Assuming CBKS delivers to CenterState in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of CBKS subject to the reporting requirements of Section 16(a) of the Exchange Act (the “CBKS Insiders”), the Board of Directors of CenterState and of CBKS, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of CBKS Common Stock by the CBKS Insiders, and any acquisitions of CenterState Common Stock, or the stock issued pursuant to Section 1.4, by any CBKS Insiders who, immediately following the Merger, will be officers or directors of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17 Tax Treatment.  Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

Article VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of CBKS and CenterState, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval.  The CBKS Shareholder Approval shall have been obtained.

(b) Nasdaq Listing.  The shares of CenterState Common Stock to be issued in exchange for CBKS Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4.  The Form S-4, shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, provided that (i) such Regulatory Approvals do not contain commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would reasonably be expected to constitute a Material Adverse Effect on CenterState and CenterState Bank, N.A., taken as a whole, after giving effect to the transactions contemplated by this Agreement, (ii) such Regulatory Approvals do not require CenterState or CenterState Bank, N.A. to agree to any of the restrictions set forth in Confidential Exhibit 7.1(e) to this Agreement, and (iii) CenterState and CenterState Bank, N.A. shall not be required to agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement in order to procure such Regulatory Approvals (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Matters.  Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of

Section 368(a) of the Code, (ii) the exchange in the Merger of CBKS Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of CBKS with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of CBKS Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of CBKS Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither CBKS nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of CBKS and CenterState.

7.2 Conditions to Obligations of CenterState.  The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of CBKS set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of CBKS Common Stock, 3.2(b) (Capitalization) regarding the equity based awards outstanding, 3.7 (Absence of Changes), 3.13 (CBKS Information), and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.13 (CBKS Information), and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” or similar terms or phrases) in any such representation or warranty shall be disregarded.  CenterState shall have received a certificate signed on behalf of CBKS by the Chief Executive Officer or the Chief Financial Officer of CBKS to the foregoing effect.

(b) Performance of Obligations of CBKS.  CBKS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of CBKS by the Chief Executive Officer or the Chief Financial Officer of CBKS to such effect.

(c) Dissenting Shares.  Dissenting Shares shall be less than five percent (5%) of the issued and outstanding CBKS Common Stock.

(d) No CBKS Material Adverse Effect.  Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on CBKS, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CBKS.

(e) Matters Relating to 280G Taxes.  CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that CBKS shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between CBKS and/or Community Bank and any officers, directors, or employees thereof.

(f) Matters Relating to Compensation Matters.  All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreement between CBKS and/or Community Bank and any officer, director or employee shall be terminated as of the Effective Time.

(g) CBKS 401(k) Plan.  CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that CBKS and/or Community Bank has effectuated the termination of their 401(k) Plan on or before the Effective Time, or has authorized the merger of such 401(k) Plan with a 401(k) plan of CenterState or a Subsidiary, as CenterState shall determine and effective as of the Effective Time.

(h) Consents and Approvals.  Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState after giving effect to the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of CBKS.  The obligation of CBKS to effect the Merger is also subject to the satisfaction or waiver by CBKS at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.6 (Absence of Changes), 4.9 (CenterState Information), and 4.15 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.6 (Absence of Changes),  4.9 (CenterState Information), and 4.15 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded.  CBKS shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState.  CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CBKS shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

Article VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the CBKS Shareholder Approval:

(i) by mutual consent of CBKS and CenterState in a written instrument authorized by the Boards of Directors of CBKS and CenterState;

(ii) by either CBKS or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either CBKS or CenterState, if the Merger shall not have been consummated on or before two hundred seventy (270) days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either CBKS or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of CBKS, in the case of a termination by CenterState, or CenterState, in the case of a termination by CBKS, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 (in the case of a termination by CenterState) or 7.3 (in the case of a termination by CBKS), and which is not cured within thirty (30) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of CBKS (or any committee thereof) shall have failed to make the CBKS Board Recommendation or shall have made a Change in Recommendation, or (ii) CBKS shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by CBKS prior to obtaining the CBKS Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that CBKS has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); and

(vii) by either CBKS or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of CBKS fail to provide the CBKS Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

(viii) By CBKS, if both of the following conditions are satisfied:

(a) The number obtained by dividing the Average Closing Price by $14.55 (the “CenterState Ratio”) is less than 0.80, and

(b) the difference between: (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) less (ii) the CenterState Ratio is greater than 0.15.

subject, however, to the following three sentences. CBKS must elect to terminate this Agreement under this Section 8.1(a)(viii) within two days after the Determination Date.  If CBKS elects to exercise its termination right pursuant to this Section 8.1(a)(viii), it shall give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period).  During the two-day period commencing with its receipt of such notice, CenterState shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of $14.55, 0.80 and the Per Share Stock Consideration by (B) the Average Closing Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the CenterState Ratio.  If CenterState so elects within such two-day period, it shall give prompt written notice to CBKS of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Average Closing Price, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such shares of CenterState Common Stock to holders of CBKS Common Stock).

For purposes of this Section 8.1(a)(viii), the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” shall mean the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” shall mean the number obtained by dividing the Average Closing Price by $14.55.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of this Agreement.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 7.1.

8.2 Effect of Termination.  In the event of termination of this Agreement by either CBKS or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of CBKS, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses.  Except as provided in Section 8.4, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement.  Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), CBKS shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $2,500,000, and (ii) in the case of a termination under Section 8.1(a)(vi), CBKS shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to $2,500,000, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “CBKS Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced (and not withdrawn) an Acquisition Proposal, then if within six (6) months of such termination CBKS or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, CBKS shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the CBKS Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds.  For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement the payment of the CBKS Termination Fee pursuant to this Section 8.4 shall fully discharge CBKS from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement.  In no event shall CBKS be required to pay the CBKS Termination Fee on more than one occasion.

(d) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of CBKS; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of CBKS, there may not be, without further approval of such shareholders, any amendment of this

Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the Party.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

MISCELLANEOUS PROVISIONS

9.1 Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on the first day of the calendar month after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”).  For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.3, 6.4, 6.5, and 6.6.

9.3 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida  33837

Attn:  Mr. John C. Corbett

Fax:  (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, Florida   32801

Attn:  John P. Greeley, Esq.

Fax:  (407) 843-2448

(b)	if to CBKS, to:

Community Bank of South Florida, Inc.

28801 Southwest 157th Avenue

Homestead, Florida 33090

Attn:  Robert L. Epling

Fax:  (305) 245-2211

with a copy (which shall not constitute notice to CBKS) to:

Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas  75202
Attn:  Peter G. Weinstock, Esq.
Fax:  (214) 880-0011

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of CBKS or CenterState, as applicable, or reference to the knowledge or awareness of CBKS or CenterState, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts.  This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity.  Neither CBKS nor CenterState shall, and neither CBKS nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by CBKS, or CBKS, in the case of a proposed announcement or statement by CenterState, but the parties may make any public disclosure or governmental filing as their legal advisors may deem necessary or appropriate to comply with legal obligations, including obtaining regulatory approval required to consummate the transactions contemplated by this Agreement, after consultation with the other party and its legal advisors; provided, however, that the parties shall agree to a press release to be issued within three (3) days of signing this Agreement that shall provide the names of the parties and the form and amount of the Purchase Price.

9.9 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).  Any purported assignment in contravention hereof shall be null and void.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns.  Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity.  Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule.  Before entry into this Agreement, each Party delivered to the other a schedule (each a “CBKS Disclosure Schedule” or “CenterState Disclosure Schedule”, as the case may be) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance.  For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and CBKS have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

COMMUNITY BANK OF SOUTH FLORIDA, INC.

By:	/s/ Robert L. Epling
Robert L. Epling
President and Chief Executive Officer

Exhibit A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 5th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of Community Bank of South Florida, Inc. (“CBKS”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and CBKS propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, CBKS will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1.Agreement to Vote Shares.  Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CBKS, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a)appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in

Exhibit A-1

accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CBKS contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CBKS, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.No Transfers.  While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted:  (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as CenterState may otherwise permit in its sole discretion.  Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with CenterState as follows:

(a)Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

Exhibit A-2

(d)Shareholder is the beneficial owner of the Shares.  Shareholder does not own, of record or beneficially, any shares of capital stock of CBKS other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CBKS Stock Options.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or the FBCA.

4.No Solicitation.  From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of CBKS, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to CBKS or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of CBKS’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of CBKS or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of CBKS (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5.Irrevocable Proxy.  Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of CBKS, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of CBKS taken by written consent.  Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares.  Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Exhibit A-3

6.Specific Performance; Remedies; Attorneys’ Fees.  Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity.  Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law.  In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party.  In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7.Term of Agreement; Termination.  The term of this Agreement shall commence on the date hereof.  This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8.Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

Exhibit A-4

10.Capacity as Shareholder.  This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CBKS, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of CBKS or in any other capacity.

11.Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.Waiver of Appraisal Rights; Further Assurances.  To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.  Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, CBKS or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14.Counterparts.  This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

Exhibit A-5

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock Subject to this Agreement:

Exhibit A-6

Exhibit B

PLAN OF MERGER AND MERGER AGREEMENT

COMMUNITY BANK OF FLORIDA, INC.

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 5th day of October, 2015, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and Community Bank of Florida, Inc. (hereinafter referred to as “Community Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a Florida banking corporation, with its main office located at 28801 Southwest 157th Avenue, Homestead, Florida 33090.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Community Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Community Bank of South Florida, Inc. which owns all of the outstanding shares of Community Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger, Inc.”) which, among other things, contemplates the merger of Community Bank of South Florida, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of Community Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

Exhibit B-1

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Community Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”).  Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Community Bank shall cease.   The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association.  This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of Community Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.).  The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective.  Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Community Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Community Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

Exhibit B-2

SECTION 6

CenterState Bank of Florida, N.A. and Community Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and Community Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of Community Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Community Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.  The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Community Bank of South Florida, Inc. which owns all of the outstanding shares of Community Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a)The BHC Merger shall have closed and become effective.

(b)The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

Exhibit B-3

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks.  No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

Exhibit B-4

This Agreement may be executed in counterparts (including by facsimile or optically‑scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
John C. Corbett
As its:	President and Chief Executive Officer

COMMUNITY BANK OF FLORIDA, INC.

By:
Robert L. Epling
As its:	President and Chief Executive Officer

Exhibit B-5

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, FL  33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida  33823

1375 North Broadway

Bartow, Florida  33831

10990 U.S. Highway 441 Southeast

Belleview, Florida  34420

1515 North Federal Highway, Suite 100

Boca Raton, Florida  33432

7301 West Palmetto Park Road

Boca Raton, Florida  33433

102 West Robertson Street

Brandon, Florida  33511

12435 Cortez Boulevard

Brooksville, Florida  34613

114 Belt Drive

Bushnell, Florida  33513

205 South W.C. Owen Avenue

Clewiston, Florida  33440

3301 North University Drive, Suite 110

Coral Springs, Florida  33065

500 North Summit Street

Crescent City, Florida  32112

14045 Seventh Street

Dade City, Florida  33525

100 East Polo Park

Davenport, Florida  33837

42725 Highway 27

Davenport, Florida  33837

Exhibit B-6

909 SE 5th Avenue

Delray Beach, Florida  33483

1 Eastgate Square

East Palatka, Florida  32131

15830 U.S. Hwy 441

Eustis, Florida  32726

302 W. Palm Drive

Florida City, Florida 33034

2419 East Commercial Blvd., Suite 102

Ft. Lauderdale, Florida  33408

901 East Las Olas Blvd., Suite 103

Ft. Lauderdale, Florida  33301

5001 Okeechobee Road

Ft. Pierce, Florida  34947

1105 W. Broad Street

Groveland, Florida  34736

36205 Highway 27

Haines City, Florida  33844

36099 U.S. Highway 27

Haines City, Florida  33844

28801 SW 157th Avenue

Homestead, Florida  33033

15600 SW 288 Street

Homestead, Florida 33033

809 N. Flagler Avenue

Homestead, Florida 33030

2804 NE 8th Street

Homestead, Florida 33030

1120 S.R. 20

Interlachen, Florida  32148

1234 King Street

Jacksonville, Florida  32204

2922 Corinthian Avenue

Jacksonville, Florida  32210

Exhibit B-7

7077 Bonneval Road

Jacksonville, Florida  32216

100150 Overseas Highway

Key Largo, Florida  33037

349 W. Oak Street

Kissimmee, Florida  34741

45 Bridge Street

Labelle, Florida  33935

500 South Florida Avenue

Lakeland, Florida  33801

4719 South Florida Avenue

Lakeland, Florida  33803

3221 S. Florida Avenue

Lakeland, Florida 33803

155 Lake Shore Way

Lake Alfred, Florida  33850

300 West Central Avenue

Lake Wales, Florida  33853

4144 Ashton Club Drive

Lake Wales, Florida  33859

903 West North Boulevard

Leesburg, Florida  34748

19990 SW 177th Avenue

Miami, Florida 33187

18765 S. Dixie Highway

Miami, Florida 33157

763 East 3rd Avenue

New Smyrna Beach, Florida  32169

406 East Silver Springs Boulevard

Ocala, Florida  34470

7755 S.W. 65th Avenue

Ocala, Florida  34476

811 N.E. 36th Avenue

Ocala, Florida  34470

Exhibit B-8

4905 N.W. Blichton Road

Ocala, Florida  34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

945 South Orange Avenue

Orlando, Florida  32806

12285 S. Orange Blossom Trail

Orlando, Florida  32837

10891 N. Military Trail

Palm Beach Gardens, Florida  33410

305 South Wheeler Street

Plant City, Florida  33563

850 Cypress Parkway

Poinciana, Florida  34759

9815 S. U.S. Hwy 1

Port St. Lucie, Florida  34952

24701 S. Dixie Highway

Princeton, Florida 33032

2801 Thirteenth Street

St. Cloud, Florida  34769

10101 Bloomingdale Avenue

Riverview, Florida  33578

420 West First Street

Sanford, Florida  32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida  34771

2400 S.E. Monterey Road, Suite 100

Stuart, Florida  34996

91390 Overseas Highway

Tavernier, Florida 33070

1815 State Road 60 East

Valrico, Florida  33594

855 21st Street

Vero Beach, Florida  32960

Exhibit B-9

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida  32789

6930 Gall Boulevard

Zephyrhills, Florida  33542

Exhibit B-10

Exhibit C

  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 5th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and ____________________, an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 5, 2015 (the “Merger Agreement”) by and between CenterState and Community Bank of South Florida, Inc., a Florida corporation (“CBKS”), CBKS will merge with and into CenterState (the “Merger”), as a result of which Community Bank, a Florida state-chartered bank and wholly owned subsidiary of CBKS (“Community Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of CBKS and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of CBKS Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of CBKS, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of CBKS, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1.Restrictive Covenants.

(a)Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

Exhibit C-1

(b)Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i)From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will:  (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment.  If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., CBKS or Community Bank (each a “Protected Party”), including actively sought prospective customers of CBKS Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv)For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided, that the foregoing will not prevent the placement of any general solicitation of employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

Exhibit C-2

(c)For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)“Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii)“Confidential Information” shall mean data and information:

(A)relating to the business of CBKS and its subsidiaries, including Community Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)disclosed to Director or of which Director became aware as a consequence of Director’s relationship with CBKS;

(C)having value to CBKS and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D)not generally known to competitors of CBKS or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from CBKS or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)“Restricted Territory” shall mean Miami-Dade, Monroe and each contiguous county.

(iv)“Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Exhibit C-3

(d)Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain.  Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach.  In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law.  If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable.  The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2.Notices.  Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 2.

If to CenterState:	CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida  33837

Attn:  Chief Executive Officer

Fax:  (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in CBKS’s records as of the date hereof.

3.Governing Law.  The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

4.Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Exhibit C-4

5.Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

6.Counterparts.  This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

7.Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

8.Construction; Interpretation.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.  For the avoidance of doubt, nothing contained herein shall restrict Director from enforcing Director’s rights that are not Released Claims under the Claims Letter between CenterState and Director dated as of the date hereof, including but not limited to Director’s rights under Section 6.6 of the Merger Agreement.

[Signature page follows.]

Exhibit C-5

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

Exhibit C-6

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1. The provision of legal services by Director to any person.

2. The offer and sale of insurance products by Director to any person.

3. The provision of investment advisory and brokerage services by Director to any person.

4. The provision of private equity/venture capital financing by Director to any person.

5. The provision of accounting services by Director to any person.

Exhibit C-7

Exhibit D

CLAIMS LETTER

October 5, 2015

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida  33837

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of October 5, 2015 (the “Merger Agreement”), by and among Community Bank of South Florida, Inc. (“CBKS”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against CBKS or any of its subsidiaries in my capacity as an officer, director or employee, of CBKS or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1.Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2.Release of Certain Claims.

(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each CBKS Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any CBKS Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for  (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

Exhibit D-1

(i)any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any CBKS Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and an CBKS Entity, (B) Claims as a depositor under any deposit account with any CBKS Entity, (C) Claims as the holder of any Certificate of Deposit issued by any CBKS Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any CBKS Entity; (E) Claims in his or her capacity of a shareholder of CBKS; and (F) Claims as a holder of any check issued by any other depositor of any CBKS Entity;

(ii)the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.6 of the Merger Agreement.

3.Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4.Miscellaneous.

a.This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b.This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c.This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d.This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e.The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f.This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.6 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

g.If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation

Exhibit D-2

in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post‑judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h.IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i.The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

Exhibit D-3

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 5th day of October, 2015.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

Exhibit D-4